Exhibit 4.1

ALIGN TECHNOLOGY, INC.

Amended 2005 INCENTIVE PLAN

(amended March 2007)

1.                                       Purposes of the Plan.  The purposes of this Plan are:

•                  to attract and retain the best available personnel for positions of substantial responsibility,

•                  to provide incentives to individuals who perform services to the Company, and

•                  to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, SARs, Performance Units, Performance Shares and other stock or cash awards as the Administrator may determine.

2.                                       Definitions.  As used herein, the following definitions will apply:

(a)                                  “Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.

(b)                                 “Affiliate” means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company.

(c)                                  “Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.

(d)                                 “Award” means, individually or collectively, a grant under the Plan of Options, Restricted Stock, SARs, Performance Units, Performance Shares and other stock or cash awards as the Administrator may determine.

(e)                                  “Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan.  The Award Agreement is subject to the terms and conditions of the Plan.

(f)                                    “Board” means the Board of Directors of the Company.

(g)                                 “Change in Control” means the occurrence of any of the following events:

(i)                                     Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or

(ii)                                  The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;

(iii)                               A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors.  “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or

(iv)                              The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

(h)                                 “Code” means the Internal Revenue Code of 1986, as amended.  Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.

(i)                                     “Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 hereof.

(j)                                     “Common Stock” means the common stock of the Company.

(k)                                  “Company” means Align Technology, Inc., a Delaware corporation, or any successor thereto.

(l)                                     “Consultant” means any person, including an advisor, engaged by the Company or its Affiliate to render services to such entity.

(m)                               “Determination Date” means the latest possible date that will not jeopardize the qualification of an Award granted under the Plan as “performance-based compensation” under Section 162(m) of the Code.

(n)                                 “Director” means a member of the Board.

(o)                                 “Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.

(p)                                 “Employee” means any person, including Officers and Directors, employed by the Company or its Affiliates.  Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

(q)                                 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r)                                    “Fair Market Value” means, as of any date, the value of Common Stock as the Administrator may determine in good faith by reference to the price of such stock on any established stock exchange or a national market system on the day of determination if the Common Stock is so listed on any established stock exchange or a national market system.  If the Common Stock is not listed on any established stock exchange or a national market system, the value of the Common Stock as the Administrator may determine in good faith.

(s)                                  “Fiscal Year” means the fiscal year of the Company.

(t)                                    “Incentive Stock Option” means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(u)                                 “Inside Director” means a Director who is an Employee.

(v)                                 “Misconduct” means the commission of any act of fraud, embezzlement or dishonesty by the Participant, any unauthorized use or disclosure by such person of confidential information or trade secrets of the Company or its Affiliates, or any other intentional misconduct by such person adversely affecting the business or affairs of the Company or its Affiliates in a material manner.  The foregoing definition will not in any way preclude or restrict the right of the Company or its Affiliates to discharge or dismiss any Participant for any other acts or omissions, but such other acts or omissions will not be deemed, for purposes of the Plan, to constitute grounds for termination for Misconduct.

(w)                               “Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.

(x)                                   “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(y)                                 “Option” means a stock option granted pursuant to the Plan.

(z)                                   “Outside Director” means a Director who is not an Employee.

(aa)                            “Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.

(bb)                          “Participant” means the holder of an outstanding Award.

(cc)                            “Performance Period” means any Fiscal Year of the Company or such other period as determined by the Administrator in its sole discretion.

(dd)                          “Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of “Performance Goals” (as defined in Section 11) or other vesting criteria as the Administrator may determine pursuant to Section 9.

(ee)                            “Performance Unit” means an Award which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 9.

(ff)                                “Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture.  Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.

(gg)                          “Plan” means this 2005 Incentive Plan.

(hh)                          “Restricted Stock” means Shares issued pursuant to a Restricted Stock award under Section 7 of the Plan, or issued pursuant to the early exercise of an Option.

(ii)                                  “Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.

(jj)                                  “Section 16(b)”  means Section 16(b) of the Exchange Act.

(kk)                            “Service Provider” means an Employee, Director or Consultant.

(ll)                                  “Share” means a share of the Common Stock, as adjusted in accordance with Section 16 of the Plan.

(mm)                      “Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with an Option, that pursuant to Section 8 is designated as a SAR.

(nn)                          “Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Section 424(f) of the Code.

3.                                       Stock Subject to the Plan.

(a)                                  Stock Subject to the Plan.  Subject to the provisions of Section 16 of the Plan, the maximum aggregate number of Shares that may be awarded and sold under the Plan is 9,983,379 Shares (the number of Shares which have been reserved but not issued under the Company’s 2001 Stock Incentive Plan (the “2001 Plan”) as of March 28, 2005), plus up to an aggregate of 5,000,000 Shares that are or would have been returned to the 2001 Plan as a result of termination of options or repurchase of Shares on or after March 28, 2005.  The Shares may be authorized, but unissued, or reacquired Common Stock.

(b)                                 Full Value Awards.  Any Shares subject to Options or SARs will be counted against the numerical limits of this Section 3 as one Share for every Share subject thereto.  Any Shares subject to Restricted Stock or Performance Shares with a per share or unit purchase price lower than 100% of Fair Market Value on the date of grant will be counted against the numerical limits of this Section 3 as two Shares for every one Share subject thereto.  To the extent that a Share that was subject to an Award that counted as two Shares against the Plan reserve pursuant to the preceding sentence is recycled back into the Plan under the next paragraph of this Section 3, the Plan will be credited with two Shares.

(c)                                  Lapsed Awards.  If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Restricted Stock, Performance Shares or Performance Units, is forfeited to or repurchased by the Company, the unpurchased Shares (or for Awards other than Options and SARs, the forfeited or repurchased shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated).  With respect to SARs, Shares actually issued pursuant to a SAR as well as the Shares that represent payment of the exercise price will cease to be available under the Plan.  Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if Shares of Restricted Stock, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan.  Shares used to pay the exercise price of an Option will not become available for future grant or sale under the Plan.  Shares used to satisfy tax withholding obligations will not become available for future grant or sale under the Plan.  To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not reduce the number of Shares available for issuance under the Plan.  Notwithstanding the foregoing and, subject to adjustment provided in Section 16, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan under this Section 3(c).

(d)                                 Share Reserve.  The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4.                                       Administration of the Plan.

(a)                                  Procedure.

(i)                                     Multiple Administrative Bodies.  Different Committees with respect to different groups of Service Providers may administer the Plan.

(ii)                                  Section 162(m).  To the extent that the Administrator determines it to be desirable to qualify Awards granted hereunder as “performance-based compensation” within the meaning of Section 162(m) of the Code, the Plan will be administered by a Committee of two or more “outside directors” within the meaning of Section 162(m) of the Code.

(iii)                               Rule 16b-3.  To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.

(iv)                              Other Administration.  Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.

(b)                                 Powers of the Administrator.  Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:

(i)                                     to determine the Fair Market Value;

(ii)                                  to select the Service Providers to whom Awards may be granted hereunder;

(iii)                               to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder;

(iv)                              to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;

(v)                                 to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws;

(vi)                              to modify or amend each Award (subject to Section 21(c) of the Plan) including, without limitation, the discretionary authority to extend the post-termination exercisability period of Awards longer than is otherwise provided for in the Plan.  Notwithstanding the previous sentence, the Administrator may not modify or amend an Option or SAR to reduce the exercise price of such Option or SAR after it has been granted (except for adjustments made pursuant to Section 16) nor may the Administrator cancel any outstanding Option or SAR and replace it with a new Option or SAR with a lower exercise price, unless, in either case, such action is approved by the Company’s stockholders;

(vii)                           to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

(viii)                        to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award pursuant to such procedures as the Administrator may determine;

(ix)                                to grant in addition to the incentives described in Sections 6, 7, 8 and 9 below, other incentives payable in cash or Shares under the Plan as determined by the Administrator to be in the best interests of the Company and subject to any terms and conditions the Administrator deems advisable; and

(x)                                   to make all other determinations deemed necessary or advisable for administering the Plan.

(c)                                  Effect of Administrator’s Decision.  The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.

5.                                       Eligibility.  Nonstatutory Stock Options, Restricted Stock, Stock Appreciation Rights, Performance Units, Performance Shares and such other cash or stock awards as the Administrator determines may be granted to Service Providers.  Incentive Stock Options may be granted only to Employees of the Company or any Parent or Subsidiary of the Company.

6.                                       Stock Options.

(a)                                  Limitations.

(i)                                     Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option.  However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options will be treated as Nonstatutory Stock Options.  For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted.  The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.

(ii)                                  The following limitations will apply to grants of Options:

(1)                                  No Service Provider will be granted, in any Fiscal Year, Options or SARs to purchase more than 1,000,000 Shares.

(2)                                  In connection with his or her initial service, a Service Provider may be granted Options or SARs to purchase up to an additional 1,000,000 Shares, which will not count against the limit set forth in Section 6(a)(2)(ii)(1) above.

(3)                                  The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 16.

(4)                                  If an Option or SAR is cancelled in the same Fiscal Year in which it was granted (other than in connection with a transaction described in Section 16), the cancelled Option or SAR, as applicable, will be counted against the limits set forth in subsections (1) and (2) above.  For this purpose, if the exercise price of an Option or SAR is reduced, the transaction will be treated as a cancellation of the Option or SAR, as applicable, and the grant of a new Option or SAR, as applicable.

(b)                                 Term of Option.  The Administrator will determine the term of each Option in its sole discretion.  In the case of an Incentive Stock Option, the term will be ten (10) years from the date of grant or such shorter term as may be provided in the Award Agreement.  Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock

Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.

(c)                                  Option Exercise Price and Consideration.

(i)                                     Exercise Price.  The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:

(1)                                  In the case of an Incentive Stock Option

a)                                      granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant.

b)                                     granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the date of grant.

(2)                                  In the case of a Nonstatutory Stock Option, the per Share exercise price will be determined by the Administrator, but will be no less than 100% of the Fair Market Value per Share on the date of grant.

(3)                                  Notwithstanding the foregoing, Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.

(ii)                                  Waiting Period and Exercise Dates.  At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.

(iii)                               Form of Consideration.  The Administrator will determine the acceptable form(s) of consideration for exercising an Option, including the method of payment, to the extent permitted by Applicable Laws.

(d)                                 Exercise of Option.

(i)                                     Procedure for Exercise; Rights as a Stockholder.  Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement.  An Option may not be exercised for a fraction of a Share.

An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Administrator specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with an applicable withholding taxes).  No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 16 of the Plan.

(ii)                                  Termination of Relationship as a Service Provider.  If a Participant ceases to be a Service Provider, other than upon the Participant’s death, Disability or Misconduct, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement).  In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination.  Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan.  If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iii)                               Disability of Participant.  If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement).  In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination.  Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan.  If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

(iv)                              Death of Participant.  If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator.  If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution.  In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death.  Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan.  If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.

7.             Restricted Stock.

(a)           Grant of Restricted Stock.  Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.

(b)           Restricted Stock Agreement.  Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine.  Notwithstanding the foregoing, during any Fiscal Year no Participant will receive more than an aggregate of 500,000 Shares of Restricted Stock; provided, however, that in connection with a Participant’s initial service as an Employee, an Employee may be granted an aggregate of up to an additional 500,000 Shares of Restricted Stock.  Unless the Administrator determines otherwise, Shares of Restricted Stock will be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

(c)           Transferability.  Except as provided in this Section 7, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.

(d)           Other Restrictions.  The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.

(e)           Removal of Restrictions.  Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction.  The restrictions will lapse at a rate determined by the Administrator; provided, however, that Shares of Restricted Stock will vest no earlier than one-third (1/3rd) of the total number Shares of Restricted Stock subject to an Award each year from the date of grant, unless the Administrator determines that the Award is to vest upon the achievement of a performance objective, provided the period for measuring performance will be at least twelve months.  After the grant of Restricted Stock, the Administrator, in its sole discretion, may reduce or waive any restrictions for such Restricted Stock upon or in connection with a Change in Control or upon or in connection with a Participant’s termination of service, including, without limitation, due to death or Disability.

(f)            Voting Rights.  During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.

(g)           Dividends and Other Distributions.  During the Period of Restriction, Service Providers holding Shares of Restricted Stock will be entitled to receive all dividends and other distributions paid with respect to such Shares unless otherwise provided in the Award Agreement.  If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability and forfeitability as the Shares of Restricted Stock with respect to which they were paid.

(h)           Return of Restricted Stock to Company.  On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.

8.             Stock Appreciation Rights.

(a)           Grant of SARs.  Subject to the terms and conditions of the Plan, a SAR may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.

(b)           Number of Shares.  The Administrator will have complete discretion to determine the number of SARs granted to any Participant, provided that during any Fiscal Year, no Participant will be granted SARs or Options covering more than 1,000,000 Shares.  Notwithstanding the foregoing limitation, in connection with a Participant’s initial service as an Employee, an Employee may be granted SARs or Options covering up to an additional 1,000,000 Shares.

(c)           Exercise Price and Other Terms.  The Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of SARs granted under the Plan, provided, however, that the exercise price will be not less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant.

(d)           SAR Agreement.  Each SAR grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.

(e)           Expiration of SARs.  A SAR granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement.  Notwithstanding the foregoing, the rules of Section 6(d) also will apply to SARs.

(f)            Payment of SAR Amount.  Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:

(i)            The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times

(ii)           The number of Shares with respect to which the SAR is exercised.

At the discretion of the Administrator, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

9.             Performance Units and Performance Shares.

(a)           Grant of Performance Units/Shares.  Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion.  The Administrator will have complete discretion in determining the number of Performance Units/Shares granted to each Participant provided that during any Fiscal Year, (a) no Participant will receive Performance Units having an initial value greater than $5,000,000, and (b) no Participant will receive more than 500,000 Performance Shares.

Notwithstanding the foregoing limitation, in connection with a Participant’s initial service as an Employee, an Employee may be granted up to an additional 500,000 Performance Shares.

(b)           Value of Performance Units/Shares.  Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant.  Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.

(c)           Performance Objectives and Other Terms.  The Administrator will set performance objectives or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Participant ..  Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine; provided, however, that Awards of Performance Units/Shares will vest no earlier than one-third (1/3) of the total number units or Shares subject to such Award each year from the date of grant, unless the Administrator determines that the Award is to vest upon the achievement of a performance objective, provided the period for measuring performance will be at least twelve months.

(d)           Earning of Performance Units/Shares.  After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved.  After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share upon or in connection with a Change in Control or upon or in connection with a Participant’s termination of service, including, without limitation, due to death or Disability.

(e)           Form and Timing of Payment of Performance Units/Shares.  Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period.  The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.

(f)            Cancellation of Performance Units/Shares.  On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.

10.           Other Cash or Stock Awards.  In addition to the incentives described in Sections 6 through 9 above, the Administrator may grant other incentives payable in cash or Shares under the Plan as it determines to be in the best interests of the Company and subject to such other terms and conditions as it deems appropriate, provided that in any Fiscal Year, a Participant will not receive a cash Award under this Section in excess of $5,000,000.

11.           Performance Goals.  Awards of Restricted Stock, Performance Shares and Performance Units and other incentives under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code and may provide for a targeted level or levels of achievement (“Performance Goals”) including cash flow; cash position; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per Share; economic profit; economic value added; equity or stockholder’s equity; market share; net income; net profit; net sales; operating earnings; operating income; profit before tax; ratio of debt to debt plus equity; ratio of operating earnings to capital spending; sales growth; return on net assets; or total return to stockholders.  Any Performance Goals may be used to measure the performance of the Company as a whole or a business unit of the Company and may be measured relative to a peer group or index.  The Performance Goals for a Participant will be determined by the Administrator based on the Company’s tactical and strategic business objectives, which may differ from Participant to Participant and from Award to Award.  Prior to the Determination Date, the Administrator will determine whether to make any adjustments to the calculation of any Performance Goal with respect to any Participant for any significant or extraordinary events affecting the Company.  In all other respects, Performance Goals will be calculated in accordance with the Company’s financial statements, generally accepted accounting principles, or under a methodology established by the Administrator prior to the issuance of an Award, which is consistently applied and identified in the financial statements, including footnotes, or the management discussion and analysis section of the Company’s annual report.

12.           Leaves of Absence.  Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence.  A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary.  For purposes of Incentive Stock Options, no such leave may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract.  If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then three (3) months following the 91st day of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

13.           Transferability of Awards.  Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant.  If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.

14.           Termination of Relationship as a Service Provider due to Misconduct.  If a Participant ceases to be a Service Provider due to his or her Misconduct or should a Participant engage in Misconduct while holding an outstanding Award, then all Awards that the Participant then holds will immediately terminate and the Participant will have no further rights with respect to such Awards.  Upon such a termination, the Shares covered by the Awards that so terminate will revert to the Plan.

15.           Awards to Outside Directors.

(a)           General.  Outside Directors will be entitled to receive all types of Awards under this Plan, including discretionary Awards not covered under this Section 15.  All grants of Options and Restricted Stock Units to Outside Directors pursuant to this Section will be automatic and nondiscretionary, except as otherwise provided herein, and will be made in accordance with the following provisions:

(b)           Options.

(i)            First Option.  Each Outside Director who becomes an Outside Director after March 7, 2007 will be automatically granted a Nonstatutory Stock Option to purchase 30,000 Shares (the “First Option”) on the date on which such person first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy; provided, however, that an Inside Director who ceases to be an Inside Director but who remains a Director will not receive a First Option.

(ii)           Subsequent Option.  Each Outside Director will be automatically granted a Nonstatutory Stock Option to purchase 10,000 Shares (a “Subsequent Option”) on the date of each annual meeting of the Company’s stockholders following March 7, 2007; provided that he or she is then an Outside Director and, provided further, that as of such date, he or she will have served on the Board for at least the preceding six (6) months.

(iii)          Terms of Options. The terms of First Options and Subsequent Options granted hereunder will be as follows:

(1)           the term of each Option will be ten (10) years.

(2)           the exercise price per Share will be 100% of the Fair Market Value per Share on the date of grant.

(3)           twenty-five percent (25%) of the Shares subject to each First Option will vest on each anniversary of the date of grant of such Option, so that 100% of the Shares subject to such Option will be vested four (4) years from the grant date, subject to Optionee continuing to be a Director through such dates.  One hundred percent (100%) of the Shares subject to each Subsequent Option will vest on the earlier of (i) the one-year anniversary of the date of grant and (ii) the date of the next annual meeting of the Company’s stockholders following the date of grant, subject to the Optionee continuing to be a Director through such date.

(4)           each Option granted under this Section 15 will have such other terms and conditions as the Administrator determines.

(c)           Restricted Stock Units.

(i)            Annual Restricted Stock Units.  Each Outside Director will be automatically granted an Award of 3,000 Restricted Stock Units (“Annual Restricted Stock Units”) on the date of each annual meeting of the Company’s stockholders following March 7, 2007;

provided that he or she is then an Outside Director and, provided further, that as of such date, he or she will have served on the Board for at least the preceding six (6) months.

(ii)           Terms of Restricted Stock Units. The terms of Annual Restricted Stock Units granted hereunder will be as follows:

(1)           one hundred percent (100%) of the Annual Restricted Stock Units will vest on the earlier of (i) the one-year anniversary of the date of grant and (ii) the date of the next annual meeting of the Company’s stockholders following the date of grant, subject to the Optionee continuing to be a Director through such date.

(2)           each Restricted Stock Unit will represent the right to receive a Share and will be settled in Common Stock upon vesting.

(3)           Awards of Restricted Stock Units granted under this Section 15 will have such other terms and conditions as the Administrator determines.

(d)           Adjustments.  The Administrator in its discretion may change and otherwise revise the terms of Awards granted under this Section 15, including, without limitation, the number of Shares, exercise prices and other terms thereof, for Awards granted on or after the date the Administrator determines to make any such change or revision.

16.           Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a)           Adjustments.  In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, may (in its sole discretion) adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share and unit limits set forth in Sections 3, 6, 7, 8, 9 and 15.

(b)           Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction.  To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.

(c)           Change in Control.  In the event of a Change in Control, each outstanding Award will be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation.  In the event that the successor corporation refuses to assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock will lapse, and, with respect to Performance Shares and Performance Units, all Performance Goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met.  In addition, if an Option or Stock Appreciation Right becomes fully vested and exercisable in lieu of assumption or substitution in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

With respect to Awards granted to Outside Directors that are assumed or substituted for, if on the date of or following such assumption or substitution the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant, then the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares subject thereto, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock will lapse, and, with respect to Performance Shares and Performance Units, all Performance Goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met.

For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) or, in the case of a Stock Appreciation Right upon the exercise of which the Administrator determines to pay cash or a Performance Share or Performance Unit which the Administrator can determine to pay in cash, the fair market value of the consideration received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Performance Share or Performance Unit, for each Share subject to such Award (or in the case of Performance Units, the number of implied shares determined by dividing the value of the Performance Units by the per share consideration received by holders of Common Stock in the Change in Control), to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Notwithstanding anything in this Section 16(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more Performance Goals will not be considered assumed if the Company or its successor modifies any of such Performance Goals without the Participant’s consent; provided, however, a modification to such Performance Goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

17.           Tax Withholding

(a)           Withholding Requirements.  Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).

(b)           Withholding Arrangements.  The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (a) paying cash, (b) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the amount required to be withheld, (c) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld, or (d) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld.  The amount of the withholding requirement will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined.  The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

18.           No Effect on Employment or Service.  Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

19.           Date of Grant.  The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator.  Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

20.           Term of Plan.  Subject to Section 24 of the Plan, the Plan will become effective upon its adoption by the Board.  It will continue in effect for a term ending on December 31, 2010 unless terminated earlier under Section 21 of the Plan.

21.           Amendment and Termination of the Plan.

(a)           Amendment and Termination.  The Administrator may at any time amend, alter, suspend or terminate the Plan.

(b)           Stockholder Approval.  The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.  Without limiting the foregoing sentence, the number of Shares available under the Plan pursuant to Section 3 herein may not be increased without approval of the Company’s stockholders, except as provided in Section 3.

(c)           Effect of Amendment or Termination.  No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company.  Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

22.           Conditions Upon Issuance of Shares.

(a)           Legal Compliance.  Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.

(b)           Investment Representations.  As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

23.           Inability to Obtain Authority.  The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.

24.           Stockholder Approval.  The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted.  Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.